Registration No. 333-________
As filed with the United States Securities and Exchange Commission on December 8, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ARQIT QUANTUM INC.
(Exact name of Registrant as specified in its charter)
Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Arqit Quantum Inc.
Nova North, Floor 7, 11 Bressenden Place
London SW1E 5BY, United Kingdom
Telephone: +44 203 91 70155
(Address of principal executive offices)
Arqit Quantum Inc. 2021 Incentive Award Plan
(Full title of the plan)
Arqit Inc.
1209 Orange Street
Wilmington, DE 19801
Telephone: (302) 658-7581
(Name, address and telephone number of agent for service)
With a copy to:
Elliott Smith, Esq.
Daniel Turgel, Esq.
Monica Holden, Esq.
White & Case LLP
5 Old Broad Street
London EC2N 1DW
United Kingdom
Tel: +44 (0) 20 7532 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐

Smaller reporting company ☐	Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Arqit Quantum Inc. (the “Company”) for the purpose of registering additional ordinary shares, each with a par value of $0.0001 per share, of the Company (the “Ordinary Shares”), issuable pursuant to the Arqit Quantum Inc. 2021 Incentive Award Plan, as amended from time to time (the “Plan”).
The number of Ordinary Shares available for issuance under the Plan is subject to an automatic annual increase on the first day of each fiscal year during the term of the Plan equal to 1% of the total number of Ordinary Shares outstanding on each December 31 immediately prior to the date of increase (the “Plan Evergreen Provision”). Pursuant to the Plan Evergreen Provision, the number of Ordinary Shares available for issuance under the Plan was increased by 1,226,753 shares effective January 1, 2023. In addition, the board of directors of the Company approved an increase of 10,000,000 shares available for issuance under the Plan (the “Reserve Increase”).  This Registration Statement registers the additional shares available for issuance under the Plan as a result of the Plan Evergreen Provision and the Reserve Increase.
Pursuant to Instruction E of Form S-8, the contents of the Company’s prior registration statement on Form S-8 registering Ordinary Shares under the Plan (File No. 333-262215) are hereby incorporated by reference herein, and the information required by Part II of Form S-8 is omitted, except as supplemented by the information set forth below.
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to participants will also indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
1.	the Registrant’s Annual Report on Annual Report on Form 20-F, filed with the SEC on November 21, 2023 (the “Form 20-F”); and

2.
the description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on
Form 8-A, filed with the Commission on September 1, 2021, and any other amendment or report filed for the purpose of updating such description, including in the Form 20-F.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the Commission, in each case, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.  The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.
For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:
Exhibit No.	Description
4.1
Amended and Restated Memorandum and Articles of Association of Arqit Quantum Inc. (incorporated by reference to Exhibit 1.1 to the Company’s Shell Company Report on Form 20-F, filed with the SEC on September 10, 2021).

5.1*	Opinion of Maples and Calder (Cayman) LLP.

23.1*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).

23.2*	Consent of PKF Littlejohn LLP, independent registered public accounting firm of the Registrant.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1*	Arqit Quantum Inc. Incentive Award Plan.

107*	Filing Fee Table

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of the Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on December 8, 2023.
ARQIT QUANTUM INC.

By:	/s/ David Williams
Name: David Williams
Title: Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints David Williams, acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, or other appropriate form, and all amendments thereto, including post-effective amendments, of Arqit Quantum Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on December 8, 2023 in the capacities indicated.
NAME	POSITION
/s/ David Williams	Director and Chief Executive Officer (Principal Executive Officer)
David Williams

/s/ Nick Pointon	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Nick Pointon

/s/ Carlo Calabria	Director
Carlo Calabria

/s/ Stephen Chandler	Director
Stephen Chandler

/s/ Manfredi Lefebvre d’Ovidio	Director
Manfredi Lefebvre d’Ovidio

/s/ Garth Ritchie	Director
Garth Ritchie

AUTHORIZED U.S. REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Arqit Quantum Inc. has signed this registration statement on December 8, 2023.
ARQIT INC.

By:	/s/ David Kumashiro
Name: David Kumashiro
Title: Authorized Representative